Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release

Company Contact:

Judy A.E. Dale

Vice President, Marketing Communications and Investor Relations

Credence Systems Corporation

Phone: 408-635-4309

FAX: 408-635-4986

E-mail: judy_dale@credence.com

Credence Reports Results for Second Quarter

Fiscal Year 2006

MILPITAS, Calif., May 25, 2006 — Credence Systems Corporation (Nasdaq: CMOS), a leading provider of test solutions from design-to-production for the worldwide semiconductor industry, today reported financial results for the second quarter of fiscal 2006 ended April 30, 2006.

Net sales for the second quarter were $124.8 million, up 5.6 percent from prior quarter net sales of $118.2 million and up 22.4 percent from the second quarter of fiscal year 2005 revenue of $101.9 million. Net orders for the second quarter of fiscal 2006 were approximately $109.8 million, corresponding to a book to bill ratio of 0.88. Net loss for the quarter was $14.2 million or $0.14 per share, versus a net loss of $4.0 million or $0.04 per share in the prior quarter. Net loss from a year-ago second quarter was $19.5 million or $0.21 net loss per share. The net loss this quarter included net charges of $19.4 million consisting of an inventory write down of approximately $11.8 million, amortization of intangibles, restructuring charges and stock compensation under FAS 123(R). These financial results are presented on a GAAP basis.

“Increased demand for our consumer mixed-signal and wireless products allowed us to meet the revenue guidance that we provided last quarter,” said Dave Ranhoff, president and chief executive officer of Credence Systems Corporation. “Continuing weakness in our memory business, however, required us to revalue our Kalos 2 inventory which adversely impacted our financial results. Additionally, the recent decision by a major IDM to significantly decrease capital spending caused us to reassess the viability of our next-generation memory product. As a result, although we will be supporting our Kalos customer base, we have stopped the development of our next-generation memory product.”

“We are redirecting our resources on opportunities identified in our higher return consumer market segment,” said John Batty, chief financial officer of Credence Systems Corporation. “We believe these actions will allow us to concentrate on those market segments that will improve the Company’s financial performance and stability long-term. By placing more resources on our digital and mixed-signal business the Company can accelerate development programs more effectively to compete in the emerging consumer-mobile market.”

Third Quarter Fiscal 2006 Outlook

Net sales in the third quarter of fiscal 2006 are expected to be approximately $125 million to $129 million, with a loss per share on a GAAP basis in the range of $0.09 to $0.11. This guidance reflects an estimated charge in the range of approximately $12 to $14 million associated with the shift of resources away from our next generation memory development product including severance, write-off of capital assets and contract terminations. This guidance includes no taxation on domestic earnings due to the effect of tax loss carry forwards from prior years.

Conference Call/Webcast

Credence will hold a conference call to discuss these results today, Thursday, May 25, 2005, at 5.00 pm ET. The call will be simulcast via the Credence web site at www.credence.com under the “Investor Relations – Financial Information - Webcasts” section. A replay of the call will be available via phone and web site through June 8, 2006. The replay number in the U.S. and Canada is (888) 286-8010. The replay number outside the U.S. and Canada is (617) 801-6888. The passcode is 68879701. A replay will also be available on the Credence web site www.credence.com under the Investor Relations section.

About Credence

Credence Systems Corporation (Nasdaq: CMOS) is a leading provider of debug, characterization and ATE solutions for the global semiconductor industry. With a commitment to applying innovative technology to lower the cost-of-test, Credence delivers competitive cost and performance advantages to integrated device manufacturers (IDMs), wafer foundries, outsource assembly and test (OSAT) suppliers and fabless chip companies worldwide. A global, ISO 9001-certified company with a presence in 20 countries, Credence is headquartered in Milpitas, California. More information is available at http://www.credence.com.

Forward-Looking Statements

This release contains statements that are forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding focusing on higher return consumer product opportunities which will better position Credence to improve its financial performance, placing resources on our digital and mixed signal business to more effectively compete in the emerging consumer-mobile market and expected sales, expected net loss and expected charges associated with shifting of resources away from the next generation memory development product for the third quarter of fiscal 2006. These forward-looking statements involve important factors that could cause our actual results to differ materially from those in the forward-looking statements. Such important factors involve risks and uncertainties including, but not limited to, the introduction of new product features including new instruments, the completion, delivery and acceptance by customers of such new product features, the need to focus on different aspects of our business to improve stockholder value, unanticipated challenges in assessing business conditions and the overall market, unanticipated difficulties in implementing improvements to our business model, cyclicality and downturns in the semiconductor industry, rapid technological change in the automatic test equipment market, the timing of new technology, product introductions, customer requirements relating to the customization of products, the risk of a loss or reduction of orders from one or more customers among which our business is concentrated, fluctuation in customer demand, timing and volume of orders and shipments, competition and pricing pressures, reliability and quality issues, our ability to complete the development and commercialization of our new products, product mix, overhead absorption, continued dependence on “turns” orders to achieve revenue objectives, intellectual property issues, the risk of early obsolescence, our ability to control and reduce expenses (including the ability to identify and successfully institute additional cost-saving measures) and our need to achieve and maintain effective internal controls over financial reporting. Reference is made to the discussion of risk factors detailed in our filings with the Securities and Exchange Commission, including our reports on Form 10-K and 10-Q. All projections in this release are based on limited information currently available to us, which is subject to change. Although any such projections and the factors influencing them will likely change, we will not necessarily update the information, since we are only to provide guidance at certain points during the year. Actual events or results could differ materially and no reader of this release should assume later in the quarter that the information provided today is still valid. Such information speaks only as of the date of this release.

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Credence is a registered trademark, and Credence Systems is a trademark, of Credence Systems Corporation. Other trademarks that may be mentioned in this release are the intellectual property of their respective owners.

CREDENCE SYSTEMS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended April 30,		Prior Quarter Ended January 31,	Six Months Ended April 30,
	2006	2005	2006	2006	2005
Net sales	$124,767	$101,944	$118,168	$242,935	$195,827

Cost of goods sold – on net sales(1)	68,928	58,190	63,799	132,727	117,478
Cost of goods sold – inventory write-offs(2)	11,829	609	—	11,829	6,090

Gross margin	44,010	43,145	54,369	98,379	72,259

Operating expenses:

Research and development(3)	24,123	22,728	24,148	48,271	45,056

Selling, general & administrative(4)	27,520	31,846	27,914	55,434	63,201

Amortization of purchased intangible assets and deferred compensation	4,117	6,338	4,254	8,371	13,035

Restructuring charges	1,060	440	314	1,374	1,791

Total operating expenses	56,820	61,352	56,630	113,450	123,083

Operating loss	(12,810)	(18,207)	(2,261)	(15,071)	(50,824)

Interest and other income, net(5)	(318)	1,909	(154)	(472)	1,676

Loss before income taxes	(13,128)	(16,298)	(2,415)	(15,543)	(49,148)

Income taxes	1,103	3,175	1,631	2,734	6,627

Net loss	($14,231)	($19,473)	($4,046)	($18,277)	($55,775)

Net loss per share
Basic	($0.14)	($0.21)	($0.04)	($0.18)	($0.62)

Diluted	($0.14)	($0.21)	($0.04)	($0.18)	($0.62)

Number of shares used in computing per share amounts
Basic	99,886	91,392	99,492	99,686	89,658

Diluted	99,886	91,392	99,492	99,686	89,658

(1)	Includes stock-based compensation under FAS 123R of $0.1 million, $0.1 million and $0.2 million for the three months ended April 30, 2006 and January 31, 2006 and six months ended April 30, 2006,

respectively. Also, includes amortization expenses resulted from the write-up to fair value of the inventory, spares and fixed assets acquired as part of our acquisition of NPTest of $0.7 million, $1.9 million and $0.6 million for the three months ended April 30, 2006 and 2005 and January 31, 2006, respectively; and $1.3 million and $3.4 million for the six months ended April 30, 2006 and 2005, respectively. In the three and six months ended April 30, 2005, cost of goods sold – net of sales includes $0.7 and $1.1 million of service materials charges, relocation, travel, merger related retention bonuses and accelerated depreciation of assets.

(2)	Represents inventory charges and liabilities related to under-performing product lines and decisions to stop significant future investments in these areas.
(3)	Includes stock-based compensation under FAS 123R of $0.6 million, $0.3 million and $0.9 million for the three months ended April 30, 2006 and January 31, 2006 and six months ended April 30, 2006, respectively.
(4)	Includes stock-based compensation under FAS 123R of $1.0 million, $0.6 million and $1.6 million for the three months ended April 30, 2006 and January 31, 2006 and six months ended April 30, 2006, respectively. In addition, it includes amortization of the fixed assets write-up to fair value, resulting from NPTest acquisition of approximately $0.1 million, $0.6 million and $0.1 million for the three months ended April 30, 2006 and 2005 and January 31, 2006, respectively; and approximately $0.2 million and $1.2 million for the six months ended April 30, 2006 and 2005, respectively. In addition, the three and six months ended April 30, 2005 includes $3.9 million and $8.2 million, respectively of integration expenses related to NPTest.
(5)	Includes fair value adjustment to an acquired liability of $3.0 million and $1.3 million for the three and six months ended April 30, 2005, respectively.

CREDENCE SYSTEMS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	April 30, 2006	Prior Quarter January 31, 2006	October 31, 2005 (1)
	(unaudited)	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$109,384	$106,627	$142,180
Short-term investments	19,160	11,395	7,816
Accounts receivable, net	119,868	129,500	114,042
Inventories	73,629	86,456	79,054
Other current assets	23,199	26,521	27,979

Total current assets	345,240	360,499	371,071
Property and equipment, net	90,068	94,120	96,691
Other assets	569,274	577,453	578,543

Total assets	$1,004,582	$1,032,072	$1,046,305

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$35,337	$42,154	$45,846
Accrued liabilities	94,351	99,534	108,027
Bank Loan	—	—	5,000
Deferred profits	3,986	9,387	5,112

Total current liabilities	133,674	151,075	163,985
Other liabilities	189,834	190,819	190,818
Long-term deferred income taxes	9,473	9,473	9,473
Stockholders’ equity	671,601	680,705	682,029

Total liabilities and stockholder’s equity	$1,004,582	$1,032,072	$1,046,305

(1)	Derived from the audited financial statements for the year ended October 31, 2005.